CONFORMED SUBMISSION TYPE: 10-12G

FILED AS OF DATE: October 14, 1999.

FILER:

COMPANY DATA:

COMPANY CONFORMED NAME: Piccard Medical Corporation

CENTRAL INDEX KEY:

STANDARD INDUSTRIAL CLASSIFICATION: 3865

IRS NUMBER: 41-1716477

FILING VALUES:

FORM TYPE: 10-12G

SEC ACT:

SEC FILE NUMBER:

FILM NUMBER:

BUSINESS ADDRESS:

STREET 1: 120 2nd Street

STREET 2: PO Box 170

CITY: Weyerhaeuser

STATE: WI

ZIP: 54895

BUSINESS PHONE: (715) 353-2720

MAIL ADDRESS: same as above

STREET 1:

STREET 2:

CITY:

STATE:

ZIP:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10 - SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF

SMALL BUSINESS ISSUERS Under Section 12(b) or

(g) Of the Securities Exchange Act of 1934

Piccard Medical Corporation

- --------------------------------------------------------------------------------

(Name of Small Business Issuer in its charter)

Delaware 41-1716477

- --------------------------------- ---------------------------------------

(State or other jurisdiction of (I.R.S. Employer Identification Number)

Incorporation or organization)

120 2nd Street, PO Box 170, Weyerhaeuser, WI 54895

- -------------------------------------------------- ---------

(Address of principal executive offices) (Zip code)

Issuer's telephone number: (715) 353-2720

Securities to be registered under section 12(b) of the Act:

Title of Each Class Name on each exchange on which

to be so registered each class is to be registered

- --------------------------------------- ------------------------------------

- --------------------------------------- ------------------------------------

Securities to be registered under section 12(g) of the Act:

Common Stock, $.000001 par value per share, 50,000,000 shares authorized, 9,102,800 issued and outstanding as of October 14, 1999. Stock is currently being quoted OTC on the pink sheets.

Part I .............................................................................

Item one. Description of Business...

Item 2. Management's Discussion and Analysis or Plan of

Operation...

Item 3. Description of Property...

Item 4. Security Ownership of Management and Others and

Certain Security Holders...

Item 5. Directors, Executives, Officers and Significant

Employees...

Item 6. Executive Compensation...

Item 7. Certain Relationships and Related Transactions...

Part II...

Item 1. Legal Proceedings...

Item 2. Market for Common Equity and Related Stockholder Matters...

Item 3. Recent Sales of Unregistered Securities...

Item 4. Description of Securities...

Item 5. Indemnification of Directors and Officers...

Part F/S...

Item 1. Financial Statements...

Item 2. Changes in and Disagreements with Accountants on

Accounting and Financial Disclosure...

Part III...

Item 1. Index to Exhibits...

Item 2. Description of Exhibits...

Part I

Item 1. Description of Business

A. Business Development and Summary

Piccard Medical Corporation, hereinafter referred to as the

"Company," "Piccard", or "PMCZ" was organized by the filing of articles of incorporation with the Secretary of State of the State of Delaware on August 12, 1998 under the former name of the Company, "Spina Company Inc." The articles of the Company authorized the issuance of fifty million (50,000,000) shares of Common Stock at a par value of $0.000001 per share. On October 26, 1998 a Form D, pursuant to a rule 504 exemption, was filed with the Securities and Exchange Commission and 500,000 shares of common stock were sold. On June 21,1999 the Company authorized a four (4) for one (1) forward stock split. On July 20, 1999, the Company acquired one hundred percent (100%) of the common stock of Piccard Medical Corporation for the Company's 20% stake in 1192403 Ontario Inc. (a Company whose purpose was to develop a home for the elderly).

Piccard Medical Corporation is a manufacturing company engaged in the development, manufacture and sale of products for the long-term care (Skilled Nursing Home) and acute care (Hospital) markets. Piccard Medical Corporation specializes in therapeutic seating, positioning and transporting products, but is not limited to these markets. The window of opportunity is open, with the demand rising for quality seating and positioning products. Given the lack of product availability, PMC intends to capitalize on the therapeutic seating and mobility aids market. At this time we have seven models and many accessories to accommodate the various needs of residents. We currently have patents pending on a device that adapts standard wheelchairs to accommodate various positioning accessories. Many of our features, accessories and designs are unique to the industry and unavailable anywhere else.

B. Business of Issuer

(1) Principal Products and Services and Principal Markets

PMC's product in the health care industry would be described as geriatric chairs, which is used as a generic term in nursing homes to describe a broad range of chairs other than standard wheelchairs. PMC's chairs are designed to accommodate more specific needs such as proper positioning, posture control, comfort and increased mobility.

Some of the unique features, advantages and benefits are as follows:

1) Seven Positions Tilt-In-Space - allows easy one-hand adjustments that help control slumping and sliding while providing pressure relief and comfort.

2) Rocking mode allows the occupant the ability to rock therefore offering additional pressure relief and relaxation.

3) Fiberglass Composite Springs - unlike gas and steel springs or even mechanical leverage systems, fiberglass composite springs never lose memory or wear out. They compensate for occupant's weight, making repositioning effortless. This will help reduce staff back injuries thus reducing workers compensation claims. The fiberglass spring system is maintenance free, requires no need to spend any time fixing, adjusting or replacing and that saves money.

4) Leg Rest - independently adjustable, offers more positioning capabilities.

Heavy duty, non-scissors mechanism provides lower maintenance.

5) Arm Rests - removable and reversible. Arms allow for easier transfers, lower arm positioning and for positioning under the table to allow for eating and other table activities.

6) Auto Footrest - automatically adjusts footrest to proper length. Reduces time, lifting and back stress. It provides for an effortless way to help prevent foot drop. A locking mechanism is available if needed for fixed length. Currently no other manufacturer has a footrest that functions like this on the market.

7) Wheels - semi-pneumatic wheels are designed with a short wheelbase that provides exceptional maneuverability and tracking indoors and outdoors.

8) Adjustable Footrest - four-position footrest helps provide proper positioning and helps prevent foot drop. Most competitors' chairs have no foot support at all.

Although these are some of the standard features of the chairs, PMC also has many accessories to accommodate needs that are more specific.

Business Plan

CURRENT POSITION

Piccard Medical Corporation is currently manufacturing and selling a line of specialized seating, positioning chairs and accessories to the health care industry. In the past four years, Piccard Medical Corporation has worked aggressively to achieve our current position. We have without a doubt the easiest operating and lowest maintenance chair on the market. Our customer satisfaction is excellent. We have a small base of Dealers/Reps and our marketing strategies are being refined. Our production and assembly are very well positioned and have the ability to triple with minimal increase to overhead. Our primary goal is to launch new product for the year 1999. The areas of planning that need to be executed immediately are as follows:

1. Arrange the necessary financing to achieve our short and long term goals.

2. Execute marketing plans, including field sales force and direct marketing efforts.

3. Continued engineering to increase efficiency of manufacturing and extend product line.

Develop and Launch six new products.

(2) Distribution an Marketing Methods of the Products or Services

Marketing will be achieved through the methods listed:

Direct Mailings (Monthly)

Recruit New Representatives and Distributors

Sales and Product Training for Representatives and Distributors

Sign New Contacts with Nursing Home Chains

Develop Corporate National Accounts Programs

Acquire VA Contract

Trade Shows (Local and National)

Trade Publications

Audiovisual Presentation

(3) Industry Background

Total U.S. health care market revenues in 1995 were over one trillion dollars. PMC is focusing on the therapeutic seating, positioning and mobility aids market, which has revenues of over $1.5 billion dollars. Our focus has been on long-term care geriatric seating and positioning, with an equipment market of $150 million dollars in annual revenues. With the additional product lines we intend to bring to the market, we can pursue the entire $1.5 billion-dollar market. The market trend has been changing toward chairs with more seating and positioning capabilities. With the baby boomers beginning to reach the nursing homes, we believe the geriatric market will begin to experience much higher growth rates in the near future: as much as 7% per year.

.

(5) Raw Materials and Suppliers

Piccard Medical uses readily available materials such as steel and cloth, leather etc., and manufactures everything itself thereby reducing the risk of raw material supply problems. There is however always the possibility that raw materials might drive costs to a prohibitive level. Management does not foresee any problems with this.

(6) Customers

Piccard Medical Corporation already has a contract with two nursing home chains Vencor Corporation and Central Arkansas Nursing Homes. We acquired a contract in 1997 from Direct Supply Inc. Direct Supply is one of the largest suppliers of long-term care medical products in the nation. Last year Direct Supply sold over $92,000 and expects to increase by at least 20% for 1998. We currently are in process of acquiring more contracts with several other nursing home chains and are pursuing a VA contract. The VA is the largest purchaser of medical products in the nation.

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty

Agreements, or Labor Contracts

Piccard Medical Supply currently has one patent in place and is creating another.

The patent in place is one relating to the wheelchair support and attachment system.

(8) Regulation

The Company is subject to certain federal and state laws and regulations that are applicable to the Health Care Industry, Legislative and regulatory proposals under consideration by federal, state, local governmental organizations concern various aspects of the Industry, including, but not limited to, privacy, taxation, accessibility, liability for third-party activities and jurisdiction. Such government regulation may place the Company's activities under increased regulation, increase the Company's cost of doing business, decrease the growth the Company's business and resultants of operations and financial condition.

Taxation

There are currently no additional requirements other than normal business taxation and management does not anticipate a change in taxation.

(10) Research and Development Activities

1. PMC is not actively pursuing other markets at this time, but intends to pursue other markets within the long-term care, acute care and home care markets.

Some of products we intend to pursue are as follows:

a) Combination tilt and recliner chair: This chair would have greater versatility and allow positioning the feet above the heart. It would help in the treatment and prevention of edema. In addition to edema the chair would be beneficial for many other needs or preferences.

b) SafeGuard: A chair designed specifically for people with neurological disorders.

The chair needs to be very stable, completely padded and able to withstand tremendous abuse. No one currently makes a chair even remotely close to suit the needs of these residents.

c) Auto Rocker: This chair would be designed mostly to reduce the chance of residents developing pressure ulcers, but also for passive rocking. Pressure ulcers are caused by long periods of constant pressure, usually due to sitting in a chair or lying in bed with very little activity day after day. This is a major issue in nursing homes. The chair would automatically rock up and down with variable speed. By constantly changing the pressure points and increasing blood circulation, it reduces the chance of developing pressure ulcers and reducing staff labor. There is nothing like this on the market and we believe it would be a great success.

d) Kinetic Therapy Chair: This chair would be designed to aid it the healing process of stage 3 and 4 skin ulcers or pressure ulcers. This chair will automatically tilt side to side at 30 degrees and will be upholstered with special cushions to reduce skin pressures. Although mattress overlay products are currently used and work, they are also very expensive and restrict patients to bed. At this time, no one has a mobile device to aid in the treatment of skin ulcers. This chair can offer the patient and caregiver new options never before available.

e) Collapsible Recliner: There has always been a problem with available room in nursing homes and hospitals. Currently no one makes a collapsible recliner of any kind other than a standard wheelchair. The collapsible recliner would offer many advantages, 1) The design would be very cost effective and provide competitive pricing.

2) It would provide better positioning capabilities then most recliners.

3) It also can offer more independence for residents, since they would be able to recline themselves if they wanted.

4) Shipping cost would be greatly reduced.

5) When the chair is not in use, it can be easily stored away.

The collapsible recliner would truly revolutionize the recliner segment of the market.

f) Transport chairs for hospitals: There is some sale potential for these type of chairs that no one currently manufactures. For example no one makes a transport chair for obese people that weigh 500 to 750 pounds plus. We have made a few of these chairs in the past per request. We believe that are admittance/discharge chair that could transport patients, mother and baby, flowers, suite case, etc with the use of only one employee has potential.

These are some of the innovational products we will add to our product lines, there are many other related products that can be added to expand the market.

(11) Impact of Environmental Laws

The Company is not aware of any federal, state or local environmental laws which would effect its operations.

(12) Employees

The Company presently has eight (8) full time employees and no part time employee. The Company's employees are currently not represented by a collective bargaining agreement, and the Company believes that its relations with its employees are good.

Item 2. Management's Discussion and Analysis or Plan of Operation

A. Management's Plan of Operation

The timetable for attaining Piccard Medical Corporation's present goals are:

1. Obtain financing to allow us to pursue our plans by January 1999. Most of the financing needed by the company has been acquired through private and shareholder loans. Further financing will be needed to continue the growth of the company. It is hoped that secondary financing can be obtained to take Piccard Medical Corporation to the next level of success. There are currently no plans for this financing but it will be important for the growth of the Company and is a significant risk should financing not be successfully completed.

2. Execute marketing plans immediately. Marketing plans have been successfully launched and the company is currently growing at an expected rate.

3. Obtain profitability by December of 1999.

The Company has already incurred its research and development costs for its current products, and the Company does not expect to incur any significant research and development expenses through December 31, 1999.

4. The Company currently does not expect to purchase or sell any of its facilities or equipment.

5. Management anticipates that it will hire and add full time employees over the next twelve- (12) months.

B. Segment Data

As of Oct. of 1999, the Company has experienced sales averaging thirty-five thousand dollars monthly, selling an average of 35-40 chairs monthly. The Company expects to increase its sales from 40 per month to 360 monthly by next year. The Company's break even point is expected to be at 70 chair per month.

Item 3. Description of Property

A. Description of Property

The Company's corporate headquarters are located at 120 2nd Street P.O. Box 170,Weyerhaeuser, WI, 54895. These facilities consist of approximately 12,000 square feet of standard office and Warehouse space. The Company has no additional facilities, and there are currently no proposed programs for the renovation, improvement or development of the properties or facilities utilized by the Company.

B. Investment Policies

Management of the Company does not currently have policies regarding the acquisition or sale of assets primarily for possible capital gain or primarily for income. The Company does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of interests in people' primarily engaged in real estate activities.

Item 4. Security Ownership of Management and Certain Security Holders

A. Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information as of the date of this

Registration Statement certain information with respect to the beneficial ownership of the Common Stock of the Company concerning stock ownership by (I) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, (iv) and each person known by the Company to own beneficially more than five percent (5%) of the Common Stock. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Type of Name Title or Position Amount of % of

Shares Shares total

Common David Espeseth Chairman,President,Director 0 0%

Common Larry James Secretary,Treasurer,Director 0 0%

Common Mike McKeever Director 0 0%

Common Philip Weiler Director 7,102,800 78%

Common All Officers and Directors combined 7,102,800 78%

There are no other shareholders other than those mentioned that have ownership of 5% or more of the Company.

B. Persons Sharing Ownership of Control of Shares

There are no shareholders sharing ownership of control shares.

C. Non-voting Securities and Principal Holders Thereof

The Company has not issued any non-voting securities.

D. Options, Warrants and Rights

There are no options, warrants or rights to purchase securities of the

Company as of the date of this filing.

E. Parents of the Issuer

Under the definition of parent, as including any person or business entity who controls substantially all

(more than 80%) of the issuers of common stock, the Company has no parent.

Item 5. Directors, Executive Officers and Significant Employees

A. Directors, Executive Officers and Significant Employees

The names, ages and positions of the Company's directors and executive officers are as follows:

Name Age Position

- ------------------- -----------------------------------------------

David Espeseth 38 President,CEO,Chairman of the Board

Larry James 48 Treasurer,Secretary and Director

Mike McKeever 50 Director

Philip Weiler 49 Director

B. Work Experience

David Espeseth, Age 38, (President and CEO) has worked in the health care industry for eleven years and has eight years experience in machining and design engineering. He has worked as a dealer and a manufacturer's representative in sales and marketing. David's broad range of experience provides valuable knowledge in all aspects of the company.

Mike McKeever, Age 50, (In charge of Manufacturing and Engineering). Mike has extensive experience in new product design and development, product manufacturing, customer and employee relations and product sales. He also has nine years experience working for our closest competitor, and was responsible for managing all their manufacturing and engineering activities. Mike's experience and direct knowledge of the business make him a valuable asset to the management team.

Larry James, Age 48 (In charge of Corporate Development and National Accounts). Larry has 26 years experience in the healthcare industry. He has extensive experience in Sales Management, Promotional Activities, and National

Account Contracts. In addition, he demonstrated supervision and training of sales force including Representation,

Dealers and development of customer service and telemarketing departments. Larry's experience and contacts nation wide makes him the key to a successful marketing campaign.

Philip Weiler, Age 49(Director) was the original President of the Company. Mr. Weiler has 25 years experience in sales outside the current business of the Company. Mr. Weiler has little involvement in the operation of the business.

C. Family Relationships

None - Not Applicable.

D. Involvement on Certain Material Legal Proceedings During the Last Five

Years

(1) No current or pending litigation, and no claims or counterclaims involving the Company as a plaintiff or defendant exists.

(2) No director, officer, significant employee or consultant has been convicted in a criminal proceeding,

exclusive of traffic violations.

(3) No director, officer, significant employee or consultant has been permanently or temporarily enjoined,

barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

(4) No director, officer or significant employee has been convicted of violating a federal or state securities or commodities law.

Item 6. Executive Compensation

Remuneration of Directors and Executive Officers

The Company currently has unwritten employment agreements with its executive officers and expects to sign employment agreements with each in the next approximately six (6) months. All executive officers of the

Company currently draw a salary of $40,000 from the Company except Mr. Weiler who receives no remuneration whatsoever. Over the next twelve months, each executive officer is expected to draw the following annual compensation. The Company does not currently have a stock option plan, but is considering the implementation of one based on the productivity and success of the Company.

(1) Name of Individual Capacities in Which Annual

or Identity of Group Remuneration was Recorded Compensation

-------------------- ------------------------- ------------

David Espeseth President and CEO $40,000

Larry James Secretary,Treasurer $40,000

Mike Mckeever $40,000

(2) Compensation of Directors

There were no arrangements pursuant to which any director of the

Company was compensated for the period from October of 1998 to October of 1999 for any service provided as a

Director. In addition, no such arrangement is contemplated for the foreseeable future as the Company's only

Directors (with the exception of Mr. Weiler) are its current executive officers who are drawing a salary for the management of the Company.

Item 7. Certain Relationships and Related Transactions

Piccard Medical Corporation is a 1998 incorporated company and has conducted limited business transactions to date. Prior to this Registration Statement, the Company has relied primarily upon officers, founders and initial shareholders of the Company as its research and Development source of capital and liquidity. Prior to its merger with Spina Company Inc., PMCZ experienced sales of over 2,000 chairs since April of 1992. Revenues are currently annualized at $500,000.

Because of the developmental stage of the Company, there are little relationships to speak of. The acquisition by

Spina Company Inc. of Piccard Medical Corporation took place on July 20, 1999. On August 31, 1999, the

Company changed its name from Spina Company Inc. to Piccard Medical Corporation. On July 20, 1999, A new

President and Board were elected. The merger between the Companies was done at arm's length. Although no formal arrangements have been finalized, eventually, Mr. Espeseth, through stock options based on performance will acquire restricted stock and may become a majority owner of the stock in PMCZ.

Part II

Item 1. Legal Proceedings

The Company is not currently involved in any legal proceedings nor does it have knowledge of any

Threatened litigation

Item 2. Market for Common Equity and Related Stockholder Matters

A. Market Information

(1) The Common Stock of the Company is currently traded on the "Pink Sheets". Being a start-up company, there is no fiscal history to disclose.

(2)(i) There is currently no Common Stock, which is subject to options or warrants to purchase, or securities convertible into,

the Company's common stock.

(ii) There is currently the common stock of the Company belonging to Weiler which could be sold

Under Rule 144 under the Securities Act of 1933 as amended. This is a significant amount of stock. (7,102,800 shares). To Date Mr. Weiler has not sold any stock, nor has it been registered for sale, nor has the registrant approved such sale of securities owned by Mr. Weiler.

(iii) There is currently no common equity that is being or is proposed to be publicly offered by the registrant, the offering of which could have a material effect on the market price of the issuer's common equity.

B. Stock holders

As of October 1999, the Company had 67 stockholders of record.

C. Dividend Policy

The Company has not paid any dividends to date. In addition, it does not anticipate paying dividends in the immediate foreseeable future. The board of directors of the Company will review its dividend policy from time to time to determine the desirability and feasibility of paying dividends after giving consideration to the Company's earnings, financial condition, capital requirements and such other factors as the board may deem relevant.

D. Reports to Shareholders

The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, the Company will be required to comply with periodic reporting, proxy solicitation and certain other requirements by the Securities Exchange Act of 1934.

E. Transfer Agent and Registrar

The Transfer Agent for the shares of common voting stock of the Company is Interwest Transfer Agency P.O. Box 17136 Salt Lake City, Utah 84117

Item 3. Recent Sale of Unregistered Securities

On October 28, 1999, the Company completed a public offering of shares of common stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby it sold 500,000 shares of the Common Stock of the Company to 38 unaffiliated shareholders of record. The Company filed an original Form D with the Securities and Exchange Commission on or about October 28,1999.As of October 1, 1999, the Company has 9,102,800 shares of common stock issued and outstanding held by 67 shareholders of record.

Item 4. Description of Securities

A. Common Stock

(1) Description of Rights and Liabilities of Common Stockholders

i. Dividend Rights - The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors of the Company may from time to time determine.

ii. Voting Rights - Each holder of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is noncumulative which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but unissued common stock without future stockholder action.

iii. Liquidation Rights - Upon liquidation, the holders of the common stock are entitled to receive pro rata all of the assets of the Company available for distribution to such holders.

iv. Preemptive Rights - Holders of common stock are not entitled to preemptive rights.

v. Conversion Rights - No shares of common stock are currently subject to outstanding options, warrants, or other convertible securities.

vi. Redemption rights - no redemption rights exist for shares of common stock.

vii. Sinking Fund Provisions - No sinking fund provisions exist.

viii. Further Liability for Calls - No shares of common stock are subject to further call or assessment by the issuer. The Company has not issued stock options as of the date of this Registration Statement.

(2) Potential Liabilities of Common Stockholders to State and Local

Authorities

No material potential liabilities are anticipated to be imposed on stockholders under state statues. Certain Delaware regulations, however, require regulation of beneficial owners of more than 5% of the voting securities. Stockholders that fall into this category, therefore, may be subject to fines in circumstances where non-compliance with these regulations are established.

B. Debt Securities

The Company is not registering any debt securities, nor are there any outstanding.

C. Other Securities To Be Registered

The Company is not registering any security other than its common stock.

Item 5. Indemnification of Directors and Officers

The Articles of the Company provide for indemnification of its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.

The Articles of the Company further states that the Company shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Delaware law. The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, the Company has yet to purchase any such insurance and has no plans to do so.

The Articles of Incorporation of the Company states that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

The Articles of Incorporation of the Company further states that every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 1. Financial Statements

The following documents are filed as part of this report:

a) Piccard Medical Corporation

Report of Wipfli Ullrich Bertelson, LLP F-1

Balance Sheet as of July 20 , 1999

Statement of Stockholder's Equity as of July 20,1999.

Notes to Financial Statements

b) Interim Financial Statements are not provided at this time as they are not applicable at this time

c) Financial Statements of Businesses Acquired or to be acquired are provided at this time.

d) Pro-forma Financial Information is not provided at this time as it is not applicable at this time

Item 2. Changes In and Disagreements With Accountants on Accounting and

Financial Disclosure

None-Not Applicable.

Part III

Item 1. Index to Exhibits (Pursuant to Item 601 of Regulation SB)

Exhibit

Number Name and/or Identification of Exhibit

- ------ -------------------------------------

1. Underwriting Agreement

Not applicable

2. Plan of Acquisition, Reorganization, Arrangement, Liquidation, or

Succession

None - Not applicable

3. Articles of Incorporation & By-Laws

(a) Articles of Incorporation of the Company filed November 20, 1998

(b) By-Laws of the Company adopted November 20, 1998

4. Instruments Defining the Rights of Security Holders

No instruments other than those included in Exhibit 3

5. Opinion on Legality

Not applicable

6. No Exhibit Required

Not applicable

7. Opinion on Liquidation Preference

Not applicable

8. Opinion on Tax Matters

Not applicable

9. Voting Trust Agreement and Amendments

Not applicable

10. Material Contracts

None - Not applicable

11. Statement Re Computation of Per Share Earnings

Not applicable - Computation of per share earnings can be clearly determined from the statement of Operations in the Company's financial statements

12. No Exhibit Required

Not applicable

13. Annual or Quarterly Reports - Form 10-Q

Not applicable

14. Material Foreign Patents

Not applicable

15. Letter on Unaudited Interim Financial Information

Not applicable

16. Letter on Change in Certifying Accountant

Not applicable

17. Letter on Director Resignation

Resignation of Bill White

Resignation of Phil Weiler

18. Letter on Change in Accounting Principles

Not applicable

19. Reports Furnished to Security Holders

Not applicable

20. Other Documents or Statements to Security Holders

None - Not applicable

21. Subsidiaries of Small Business Issuer

None - Not applicable

22. Published Report Regarding Matters Submitted to Vote of Security

Holders

Not applicable

23. Consent of Experts and Counsel

NONE

24. Power of Attorney

Not applicable

25. Statement of Eligibility of Trustee

Not applicable

26. Invitations for Competitive Bids

Not applicable

27. Financial Data Schedule

Financial Data Schedule of Piccard Medical Corporation ending

July 20, 1999

28. Information from Reports Furnished to State Insurance Regulatory

Authorities

Not applicable

29. Additional Exhibits

Not applicable

Item 2. Description of Exhibits

Exhibit

Number Name and/or Identification of Exhibit

- ------ -------------------------------------

1. Underwriting Agreement

Not applicable

2. Plan of Acquisition, Reorganization, Arrangement, Liquidation, or

Succession

None - Not applicable

3. Articles of Incorporation & By-Laws

(c) Articles of Incorporation of the Company filed August 12, 1998

(d) By-Laws of the Company adopted August 12, 1998

4. Instruments Defining the Rights of Security Holders

No instruments other than those included in Exhibit 3

5. Opinion on Legality

Not applicable

6. No Exhibit Required

Not applicable

7. Opinion on Liquidation Preference

Not applicable

8. Opinion on Tax Matters

Not applicable

9. Voting Trust Agreement and Amendments

Not applicable

10. Material Contracts

None - Not applicable

11. Statement Re Computation of Per Share Earnings

Not applicable - Computation of per share earnings can be clearly determined from the Statement of Operations in the Company's financial statements

12. No Exhibit Required

Not applicable

13. Annual or Quarterly Reports - Form 10-Q

Not applicable

14. Material Foreign Patents

Not applicable

15. Letter on Unaudited Interim Financial Information

Not applicable

16. Letter on Change in Certifying Accountant

Not applicable

17. Letter on Director Resignation

Resignation of Bill White

Resignation of Phil Weiler

18. Letter on Change in Accounting Principles

Not applicable

20. Reports Furnished to Security Holders

Not applicable

20. Other Documents or Statements to Security Holders

None - Not applicable

21. Subsidiaries of Small Business Issuer

None - Not applicable

22. Published Report Regarding Matters Submitted to Vote of Security

Holders

Not applicable

23. Consent of Experts and Counsel

NONE

24. Power of Attorney

Not applicable

25. Statement of Eligibility of Trustee

Not applicable

26. Invitations for Competitive Bids

Not applicable

27. Financial Data Schedule

Financial Data Schedule of Piccard Medical Corporation ending

July 20, 1999

28. Information from Reports Furnished to State Insurance Regulatory

Authorities

Not applicable

29. Additional Exhibits

Not applicable